Exhibit 21

LIST OF SUBSIDIARIES

	Name of entities	Place of incorporation	Date of incorporation	Issued capital	Nature of business

1	Union Hub Technology Sdn. Bhd.	Malaysia	28-Feb-08	1,000,000 issued shares of ordinary shares of MYR 1 each	Provision of IT consulting and programming services and distributing consumer products

2	Power Green Investments Limited	British Virgin Islands	13-Jul-11	1 issued share of US$ 1 each	Inactive operation

3	PGCG Properties Investment Limited	British Virgin Islands	1-Sep-11	1 issued share of US$ 1 each	Inactive operation

4	Virtual Setup Sdn. Bhd.	Malaysia	17-Jul-10	2 issued shares of ordinary shares of MYR 1 each	Operation of Oil Palm plantation

5	PGCG Assets Holdings Sdn. Bhd.	Malaysia	21-Mar-12	1,000,000 issued shares of ordinary shares of MYR 1 each	Investment in land & buildings

6	PGCG Development Sdn. Bhd.	Malaysia	21-Mar-12	2 issued shares of ordinary shares of MYR 1 each	Inactive operation

7	PGCG Plantations Sdn. Bhd.	Malaysia	4-Oct-11	2 issued shares of ordinary shares of MYR 1 each	Holding company of VSSB

8	Max Trend International Limited	Hong Kong	18-Aug-10	2 issued shares of ordinary shares of HK$ 1 each	Holding company of Max Trend WFOE

9	Shenzhen Max Trend Green Energy Company Limited (Max Trend WOFE)	The PRC, Shenzhen	7-Jul-11	RMB 1,000,000	Castor cultivation, advisory services, and trading

10	Dunford Corporation Sdn. Bhd	Malaysia	4-Oct-90	242000 issued shares of ordinary shares of MYR 1 each	Property holding land